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                                                                    EXHIBIT 99.1





NEWS RELEASE


MEDIA CONTACT:                     INVESTOR CONTACT:
Nancy Farrar                       Jim Ivy
Farrar Public Relations            Sr. Vice President & Chief Financial Officer
817/937-1557                       214/589-8090


FOR IMMEDIATE RELEASE



       TRINITY INDUSTRIES, INC. RESPONDS TO JURY AWARD IN BEAUMONT, TEXAS

         DALLAS - March 31, 2003 - Trinity Industries, Inc. (NYSE:TRN) today responded to clarify issues regarding a recent jury award in Beaumont, Texas concerning an independent contractor working at a Trinity aggregate mining operation who died following a tragic accident. The independent contractor was critically injured when a large tire exploded while he was attempting to repair the equipment. He died several days later of the injuries resulting from the accident. A jury awarded $163.7M to the plaintiff, however the judge presiding in the case has requested the parties mediate pending entry of a judgment. The trial court retains the authority to reduce or vacate the awards, and Trinity intends to appeal if necessary. Trinity Industries states that in light of this verdict, the planned mediation between the parties and the Company's insurance program, the ultimate outcome of this case should not be material to the Company's financial position.

          "We are deeply saddened by the events that occurred while this independent contractor was working on our premises. We are, however, surprised by the amount of the award of $163.7 M. We will continue to keep our insurance carriers actively involved in the process as mediation in this case continues," stated S. Theis Rice, Vice President, Legal Affairs at Trinity Industries.

         Trinity Industries, Inc., with headquarters in Dallas, Texas is one of the nation's leading diversified industrial companies. Trinity reports five principal business segments: the Trinity Rail Group, Trinity Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity's web site may be accessed at http://www.trin.net.


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